CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 19, 2003 , relating to the financial statements and financial highlights which appears in the October 31, 2003 Annual Report to Shareholders of Alpine Dynamic Balance Fund and Alpine Dynamic Dividend Fund (two series constituting Alpine Series Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", “Additional Information”, "Independent Accountants" and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 27, 2004